Exhibit 10.1

Confidential treatment has been requested for portions of this document. This copy of the document filed as an Exhibit omits the confidential information subject to the confidentiality request. Omissions are designated by the symbol [...***...]. A complete version of this document has been filed separately with the Securities and Exchange Commission.

MASTER LOAN AGREEMENT

THIS MASTER LOAN AGREEMENT (“Agreement”) is made effective as of                 , 2008, between ALLEGIANT AIR, LLC, a Nevada limited-liability company, with its principal executive office located at 3301 North Buffalo Drive, Suite B-9, Las Vegas, Nevada 89129 (“Borrower”) and BANK OF NEVADA, a bank chartered under the laws of Nevada, with its principal executive office located at 777 N. Rainbow Blvd., Las Vegas, Nevada, 89107 (“Lender”).

Background

A.                      Borrower intends to obtain from Lender certain loans in the aggregate principal amount of EIGHTEEN MILLION AND NO/100 DOLLARS ($18,000,000.00), collectively the “Loans”, and individually a “Loan”). The respective Loans shall be in the following amounts: $2,895,000.00, $2,394,000.00, $2,052,000.00, $1,881,000.00, $2,166,000.00, $2,166,000.00, $2,508,000.00, and $1,938,000.00. For each Loan, the Borrower’s obligation to repay the Loan shall be set forth in and evidenced by a Note (defined below). The Borrower’s obligation to repay each Loan shall be secured by a security interest in property consisting of one (1) aircraft corresponding to each Loan, for a total of eight (8) aircraft, each including two Pratt & Whitney aircraft engines (the “Aircraft”, “Engines” and “Collateral” as more specifically defined in the Security Agreement, defined below, to be executed by Borrower and corresponding to each Note).

B.                        Lender has agreed to make the Loan to Borrower in separate installment promissory notes (the “Notes” collectively, or “Note,” individually) on or about the “Funding Date” set forth in each Security Agreement, executed by Borrower (“Security Agreements” collectively, or “Security Agreement,” individually) and corresponding with each Note upon Borrower’s fulfillment of the terms and conditions stated herein.

C.                        The amounts of the respective Loans/Notes, and the Collateral (including Aircraft and Engines) to which each Loan/Note corresponds, are as follows:

Aircraft		Loan:

i.	N860GA	$2,895,000
ii.	N861GA	$2,394,000
iii.	N862GA	$2,052,000
iv.	N891GA	$1,881,000
v.	N880GA	$2,166,000
vi.	N881GA	$2,166,000
vii.	N883GA	$2,508,000
viii.	N884GA	$1,938,000

Agreement

1.                          General Conditions Precedent to the Loan. Before the Lender makes a Loan, Borrower shall execute and deliver to Lender the respective Note corresponding to the Loan, in the form attached hereto as Exhibit “A”, and the Security Agreement for the Collateral corresponding to the Loan, in the form attached hereto as Exhibit “B”, and provide all financial information, corporate documents, certifications, authorizations and invoices requested by Lender and to Lender’s satisfaction. In addition, Lender’s obligations shall be conditioned upon Lender’s receipt of and determination that the following are satisfactory to Lender: (a) lien searches in the jurisdiction in which Borrower’s principal executive office is located; (b) lien searches with the Federal Aviation Administration (“FAA”); (c) lien searches with the International Registry of Mobile Assets created by the Cape Town Treaty (“IRMA”) and (d) Borrower’s parent company, Allegiant Travel Company, a Nevada corporation, shall have executed a guaranty in the form attached hereto as Exhibit “C”.

2.                          Note Term and Payments. Each Note shall provide for the amortization of principal and interest in equal monthly installments over a period of forty eight (48) months and for a balloon payment of the remaining principal balance on the date that is forty-eight (48) months after the date of the Note, all as set forth in each Note and commencing on the date stated in each Note.

3.                          Interest Rate. The interest rate for each Note shall be reflected in the respective Note and shall be equal to 3-Month LIBOR rate (the “3-Month LIBOR rate”), plus two hundred fifty basis points (2.50%), fixed. For these purposes, the “3-Month LIBOR rate” shall mean the 3-Month LIBOR rate as published in The Wall Street Journal on the date of the advance. This definition of Bank’s 3-Month LIBOR rate is to be strictly interpreted and is not intended to serve any purpose other than providing an index to determine the interest rate used herein. Bank’s 3-Month LIBOR rate may not necessarily be the same as the quoted offered side in the Eurodollar time deposit market by any particular institution or service applicable to any interest period. It is not the lowest rate at which Bank may make loans to any of its customers, either now or in the future. At no time shall the interest rate applicable to the Notes be less than 6.00% per annum.

4.                          Origination Fee. Borrower shall pay, as a condition precedent to the Loans, a “loan origination fee” equal to one-quarter of one percent (0.25%) of the amount of each of the Loans. The origination fee shall be payable at the time of each advance of the Loan evidenced by a respective Note by reducing the amount to be disbursed by Lender to Borrower upon the execution of each Note by the amount of the loan origination fee with respect to such Loan.

5.                          Consideration for the Note. In consideration of each Note and as a condition of its Loan to Borrower, Lender requires Borrower to grant a security interest in the Collateral described in each Security Agreement to secure Borrower’s payment and performance of all its obligations under the corresponding Note.

6.                          Method of Payment. Borrower shall make each payment under each Note on the date when due thereunder in lawful money of the United States to Lender’s address set forth above (or the address of Lender’s assignee which shall be provided to Borrower) in immediately available funds. Borrower may make payments by wire transfer per wire instructions set forth on Exhibit “D” attached hereto as such wire instructions may be changed by Lender by prior written notice to Borrower.

7.                          Fees and Costs. Borrower shall reimburse Lender for all out of pocket appraisal fees, attorneys’ fees and additional costs, charges, and expenses incurred (i) for all searches, filings, registrations, recordings, waivers and appraisals; (ii) in review, preparation, execution and delivery of the Loan Agreement, the Security Agreements and the Notes (“Debt Documents”), (iii) in defending or protecting Lender’s security interest in the Collateral after a default by Borrower or in the event another lien is filed against the Collateral or Lender has reasonable basis to believe its priority secured position in the Collateral is impaired; (iv) in the enforcement of the Loan or the collection of any payments due under the Debt Documents after an Event of Default (defined below) by Borrower, or the preparation of any settlement agreements prepared in connection with the Loan as a result of any such event of default; (v) in any amendment of the Loan other than an amendment requested by Lender; and (vi) in any lawsuit or other legal or arbitration/mediation proceeding to which the Loan gives rise, including without limitation, actions in tort if Lender is the prevailing party. The documentation, appraisal fees and legal fees to be paid by Borrower and described in clauses (i) and (ii) above shall not exceed $20,000.00.

8.                          Corporate Existence and Evidence; Citizenship; International Registry. Borrower represents and warrants, on a continuing basis, that it (i) is a limited liability company, (ii) is duly organized and validly existing in good standing under the laws of the jurisdiction of its organization, (iii) is duly qualified to do business in each jurisdiction where its operations require, and (iv) has full power and authority, under the operating or other organizational or governing agreement of the company, to obtain the Loans using the Collateral as security, and to enter into and perform its obligations under the Debt Documents. Borrower’s execution, delivery and performance of the Debt Documents have been duly authorized by all necessary company action on the part of Borrower and are not inconsistent with its operating agreement or other organizational or governing instruments. Borrower is, and shall at all times throughout the term of this Agreement (including any extensions or renewals hereof) be and remain, a citizen of the United States within the meaning of 49 U.S. Code Section 20102(a)(15) of Title 49 of the United States Code. In addition, Borrower shall, throughout the term of the Loan, (i) be registered as a Transaction User Entity, (ii) have designated a Professional User Entity (acceptable to Lender) and (iii) have paid all required fees and taken all actions necessary to enable Lender to register any International Interest with the International Registry. The terms “Transaction User Entity” and “Professional User Entity” shall have the respective meanings assigned thereto in the International Registry Regulations issued pursuant to Article 17(2) of the Cape Town Convention and Article XVIII of the Protocol to the Convention on International Interests in Mobile Equipment on Matters specific to Aircraft Equipment.

9.                          Legally Binding Obligations. The execution, delivery and performance by Borrower of the Debt Documents do not violate any law or governmental rule, regulation or order applicable to Borrower and do not and will not contravene any provision, or constitute a default under any instrument to which it is bound, and will constitute a legal, valid and binding agreement of Borrower, enforceable in accordance with its terms. No action, including any permits or consents, in respect of or by any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance of the Debt Documents by Borrower.

10.                    Financial Statements and Covenants.

(a)                      Borrower shall provide to Lender a copy of its parent company’s annual audited financial statements within one hundred twenty (120) days after its fiscal year end, and a copy of its parent company’s quarterly un-audited financial statements within sixty (60) days after the end of each fiscal quarter.

(b)                     [Intentionally omitted.]

(c)                      [...***...]

(d)                     [...***...]

(e)                      Until Borrower’s obligations are paid in full as required under the Debt Documents, Borrower agrees that it will: (i) preserve its organizational existence and not, in one transaction or a series of related transactions, merge into or consolidate with any other entity, or sell all or substantially all of its assets; and (ii) not change its name, address of principal executive offices, address or jurisdiction of organization without first providing Lender with at least thirty (30) days’ prior written notice. The parties acknowledge that Borrower expects to move its principal offices to 8360 South Durango Drive, Las Vegas, Nevada 89113 in 2008;

(f)                        At all times prior to the repayment of all of Borrower’s obligations under this Loan Agreement and the Notes executed hereunder, neither Borrower nor any of its officers, directors or members and any other direct or indirect holder of any equity interest in Borrower: (i) shall be a Prohibited Person as defined under U.S. Presidential Executive Order #13224 and the Patriot Act; and (ii) shall fail to be in full compliance with all applicable orders, rules, regulations and recommendations promulgated under or in connection with Executive Order #13224 and the Patriot Act except that Borrower makes no representation with respect to the shareholders of its publicly held parent company; and

(g)                     Borrower shall, in all material respects, remain in compliance with all applicable laws, regulations, requirements, rules and orders applicable to its business, all manufacturers’ instructions and warranty requirements, all FAA directives (as applicable) and with the conditions and requirements of all policies of insurance with respect to the Collateral.

11.                    Notices required. Borrower shall give Lender written notice of each of the following events within the specified period of time set forth below:

(a)                      any loss, damage or destruction to an item of Collateral within 10 days thereof;

(b)                     any condition or event that constitutes a default under the Debt Documents, specifying the nature thereof and the action which Borrower is taking or proposes to take with respect thereto, within 10 days thereof;

(c)                      the cancellation, revocation, suspension, restriction or expiration of any FAA registration, maintenance certificate, airworthiness certificate, or insurance on any item of Collateral upon Borrower’s receipt thereof;

(d)                     any litigation involving Borrower within 10 days of Borrower’s commencing or receiving notice of such litigation, as applicable, if such litigation, if adversely determined, would have a material adverse effect on Borrower, its Financial condition, or the Collateral;

(e)                      a change in ownership of Borrower such that it is no longer a wholly-owned subsidiary of Allegiant Travel Company within 20 days thereof; or

(f)                        any other event or change in the type of business conducted by Borrower or the location or jurisdiction of organization of Borrower or its parent corporation within 20 days thereof.

12.                    Indemnification. Borrower shall indemnify and hold Lender harmless from and against any and all third party claims (including without limitation, negligence, tort and strict liability), damages, adjustments, suits, administrative and legal proceedings, and any and all costs and expenses in connection therewith (including attorneys’ fees incurred by Lender) arising out of or in any manner connected with or resulting from this Agreement or the Collateral, including, without limitation the manufacture, purchase, financing, ownership, rejection, non-delivery, transportation, importation, delivery, possession, use, operation, maintenance, inspection, condition, lease, return, storage or disposition thereof, and including further, without limitation (a) claims for injury to or death of persons and for damage to property, (b) claims relating to patent, copyright, or trademark infringement, (c) claims relating to latent or other defects in the Collateral whether or not discoverable by Borrower, and (d) claims for wrongful, negligent or improper act or misuse by Borrower. Borrower agrees to give Lender prompt notice of any such claim or liability. The term “Lender,” for purposes of this paragraph, includes Lender, its successors and assigns, shareholders, members, owners, partners, directors, officers, representatives and agents. The provisions of this paragraph shall survive the expiration or other termination of this Agreement and the Debt Documents with respect to events occurring prior to such expiration or termination.

13.                    Default. An Event of Default shall occur under this Agreement if:

(a)                      Nonpayment of any Note. Borrower fails to pay Lender or its assigns when due any principal or interest payment under any Note and such failure shall continue uncured for five (5) business days.

(b)                     Other Nonpayment. Borrower fails to pay Lender or its assigns when due any other obligation under any Note, this Agreement, any Security Agreement or any other instrument executed as a part of this Agreement, and such failure shall continue uncured for five business (5) days after Borrower’s receipt of written notice of the failure from Lender;

(c)                      Insurance. Borrower fails to maintain any required insurance in compliance with the terms of the Debt Documents;

(d)                     Unauthorized Use of Collateral or Proceeds. Borrower attempts to or does, remove, sell, assign, transfer, encumber, sublet or part with possession of any one or more items of the Collateral or proceeds, except as expressly permitted herein or in any Security Agreement, allows any of the Collateral or proceeds to become subject to any levy, seizure, attachment, assignment or execution, or Borrower abandons any item of Collateral without substituting therefor additional Collateral in accordance with the terms of the Security Agreement;

(e)                      Failure to Provide Notice. Borrower fails to notify Lender of any material loss, damage, or destruction to any of the Collateral within ten (10) days thereof;

(f)                        Breach of Debt Documents. Borrower fails to observe or perform any of its covenants and obligations required to be observed or performed under any of the Debt Documents and such failure continues uncured for twenty (20) days after the earlier of receipt of written notice from Lender or Borrower’s knowledge thereof, except that: (i) the twenty (20) day cure period shall not apply and an Event of Default shall occur immediately upon Borrower’s failure to maintain insurance in compliance with the terms of the Debt Documents, and (ii) the twenty (20) day cure period shall not apply when a shorter cure period has been specified in this Section;

(g)                     Representations and Warranties. That Prove False. Borrower breaches any of its representations or warranties made under any of the Debt Documents in any material respect, or if any such representations or warranties are false or misleading in any material respect;

(h)                     Bankruptcy and Insolvency. Borrower or its parent company shall (i) be adjudicated insolvent or a bankrupt, or cease, be unable, or admit its inability to pay its debts as they mature, or make a general assignment for the benefit of creditors or enter into any composition or arrangement with creditors; (ii) apply for or consent to the appointment of a receiver, trustee or liquidator of it or of a substantial part of the Collateral, or authorize such application or consent, or proceedings seeking such appointment shall be instituted against it without such authorization, consent or application and shall continue undismissed for a period of sixty (60) days; (iii) authorize or file a voluntary petition in bankruptcy or apply for or consent to the application of any bankruptcy, reorganization in bankruptcy, arrangement, readjustment of debt, insolvency, dissolution, moratorium or other similar law of any jurisdiction, or authorize such application or consent; or proceedings to such end shall be instituted against it without such authorization, application or consent and such proceeding instituted against it shall continue undismissed for a period of sixty (60) days;

(i)                         Control of Borrower. Borrower shall become a less than wholly-owned subsidiary of Allegiant Travel Company or Allegiant Travel Company shall no longer control the managing board of Borrower;

(j)                         Breach of Security Agreement. Debtor fails to comply with the terms of any Security Agreement executed by Borrower and Lender, which failure is not cured by Borrower within the applicable cure period under such Security Agreement;

(k)                      Change in Corporate Existence. Borrower shall have terminated or changed its organizational or limited liability company existence, consolidated with, merged into, or conveyed or leased substantially all of its assets to any person or entity, unless: (i) such person or entity executes and delivers to Lender an agreement reasonably satisfactory in form and substance to Lender, containing such person’s or entity’s effective assumption, and its agreement to pay, perform, comply with and otherwise be liable for, in a due and punctual manner, all of Borrower’s obligations having previously arisen, or then or thereafter arising, under the Debt Documents, together with any and all documents, agreements, instruments, certificates, guarantees, opinions and filings reasonably requested by Lender; (ii) Lender is reasonably satisfied as to the creditworthiness of such person’s or entity’s conformance to other standard criteria then used by Lender for such purposes; and (iii) Borrower has provided no less than twenty (20) days prior written notice of such occurrence to Lender or its assigns; or

(1)                      Location of Collateral. Borrower or its lessee operates or locates the Collateral in any country or jurisdiction that does not maintain full diplomatic relations with the United States, any area of hostilities, or any country or jurisdiction for which exports or transactions are subject to specific restrictions under any United States export or other law or United Nations Security Counsel Directive, or otherwise violates, or suffers or permits the violation of, such laws or directives.

14.                    Remedies. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such default, Lender may, with or without giving notice to Borrower, do any one or more of the following:

(a)                      Enforcement. Accelerate amounts owing under any or all of the Notes, and enforce this Agreement, any or all of the Security Agreements and any or all of the Notes according to their respective terms;

(b)                     Cure. Advance funds on Borrower’s behalf to cure the Event of Default, whereupon Borrower shall immediately reimburse Lender therefor, together with interest charges accrued thereon;

(c)                      Cancel Funding Obligations. Refuse to make additional advances provided for under this Agreement;

(d)                     Acceleration. Accelerate all obligations due and payable under any or all of the Notes, and declare any or all of the Notes immediately due and payable;

(e)                      Additional Collateral. Request additional collateral to secure the Note or Notes;

(f)                        File Suit and Obtain Judgment. File suit and obtain monetary judgment and, in conjunction with any action, seek any ancillary remedies provided by law, including levy of attachment or garnishment;

(g)                     Exercise Rights under Security Agreements. Exercise any remedies available to Lender under any or all of the Security Agreements.

The rights and remedies afforded Lender hereunder shall not be deemed to be exclusive, but shall be in addition to any rights or remedies provided by law. Lender’s failure promptly to enforce any right or remedy hereunder shall not operate as a waiver of such right or remedy, and Lender’s waiver of any default shall not constitute a waiver of any subsequent or other default. Lender may accept late payments or partial payments of amounts due under the Note or Notes and may delay enforcing any of Lender’s rights or remedies hereunder without losing or waiving any of Lender’s rights or remedies. Except as expressly provided in this Agreement, Borrower waives any notice of Lender’s notice of nonpayment, presentment, notice of dishonor, or any other notice.

Lender shall also have and enjoy all rights and remedies provided at law or in equity, including without limitation those provided to secured parties under the Uniform Commercial Code (“UCC”), to collect, enforce or satisfy any obligations of Borrower then owing, whether by acceleration or otherwise.

Notwithstanding the foregoing, in the event Lender is fully compensated for all amounts due under the Debt Documents, including all fees of collection, through the exercise of any or all of the foregoing remedies, any excess amounts obtained by Lender through such collection efforts shall inure to the benefit of and shall be paid to Borrower or as directed by Borrower.

15.                    Bankruptcy Code. The parties acknowledge that Lender and its assignees shall not be entitled to the benefits of Section 1110 of the Bankruptcy Code with respect to the security for the Loan.

16.                    Governing Law; Waiver of Trial by Jury. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. THE PARTIES AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF NEVADA; ANY SUIT OR OTHER PROCEEDING BROUGHT BY EITHER PARTY TO ENFORCE OR CONSTRUE THIS AGREEMENT, OR TO DETERMINE MATTERS RELATING TO THE COLLATERAL OR THE RELATIONSHIP BETWEEN THE PARTIES HERETO, SHALL BE BROUGHT ONLY IN THE STATE OR FEDERAL COURTS IN NEVADA. THIS AGREEMENT WAS EXECUTED IN NEVADA AND IS TO BE PERFORMED IN NEVADA (BY REASON OF ONE OR MORE PAYMENTS REQUIRED TO BE MADE TO LENDER IN NEVADA). THE PARTIES HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS AGREEMENT, THE COLLATERAL OR THE CONDUCT OF THE RELATIONSHIP BETWEEN BORROWER AND LENDER.

17.                    Headings. Section headings used in this Agreement are for convenience only and are not a part of this Agreement and shall not be used in construing it.

18.                    Severability. In the event that any provision of this Agreement is found to be unenforceable in any legal proceeding, the remaining provisions shall remain in full force and effect.

19.                    Integration and Modification. This Agreement is the entire agreement of Borrower and Lender concerning its subject matter until the parties’ execution of one or more Security Agreements and one or more Notes. This Agreement may not be amended or modified except by a written amendment signed by a duly authorized representative of each party, but no such amendment or modification needs further consideration to be binding.

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The parties have signed this Agreement as of the day and year written below.

Dated:              , 2008

BORROWER:		LENDER:

ALLEGIANT AIR, LLC		BANK OF NEVADA

BY:		BY:
NAME:	Andrew C. Levy	NAME:
TITLE:	Authorized Agent	TITLE:

EXHIBIT “A”

Form of Note

(to be attached)

Loan No.

PROMISSORY NOTE

AIRCRAFT # N860GA

$2,895,000.00	Date: , 2008

FOR VALUE RECEIVED, ALLEGIANT AIR, LLC, a Nevada limited-liability company, with its principal executive office located at 3301 North Buffalo Drive, Suite B-9 Las Vegas, Nevada 89129 (“Debtor”), hereby promises to pay, without offset, defense or counterclaim, to the order of BANK OF NEVADA (“Secured Party”) with its principal executive office located at 777 N. Rainbow Blvd., Las Vegas, Nevada, 89107, or at such other place as may be designated in writing by the holder of this Note, the principal sum of TWO MILLION EIGHT HUNDRED NINETY FIVE THOUSAND AND NO/100 DOLLARS ($2,895,000.00), with interest under this Note will accrue at the rate of six percent (6%) per annum. Payments under the Note will be paid as follows:

A.       Principal and interest under this Note shall be payable in forty-eight (48) installments of SIXTY EIGHT THOUSAND ONE HUNDRED NINETY FIVE AND 72/100 DOLLARS ($68,195.72) each, reflecting a 48-month amortization period, commencing on the            day of          2008, and on the same day of each month thereafter through and including          , 2012.

B.        A final installment equal to the unpaid balance of the Note (if any) shall be due and payable on          , 2012.

Debtor shall have the right to prepay the Note in whole or in part, at any time or times, without premium or penalty.

In the event of a default under this Note, any other Note signed by Debtor in favor of Secured Party, the Loan Agreement or the Security Agreement (as hereinafter defined) and/or after maturity (whether by acceleration or otherwise), interest on any amounts not paid when due under this Note and any amounts accelerated pursuant to the Security Agreement, shall accrue at a per annum rate equal to the aforesaid rate plus three percent (3%), which default interest rate shall apply both before and after any judgment obtained by Secured Party or its assigns. Interest on any amounts not paid when due under this Note and any amounts accelerated pursuant to the Security Agreement shall be computed on the basis of a year equal to 360 days and charged for the actual number of days within the period for which interest is being charged.

This Note is entered into pursuant to a Master Loan Agreement dated as of        , 2008, between Debtor and Secured Party and is secured by collateral described in a Security Agreement between Debtor and Secured Party, to which reference is made for a description of the rights of Secured Party and any holder of this Note. If there is an Event of Default under the Loan Agreement which is not cured within the cure period provided for therein, Secured Party may declare the entire amount of the Note to be immediately due and payable and exercise all of its rights and remedies under the Security Agreement. If suit is brought to collect this Note, Debtor shall be liable to Secured Party for its costs of enforcement of its rights and remedies, including, without limitation, its reasonable attorneys’ fees.

Presentment, demand for payment, notice of dishonor and protest are hereby waived.

Secured Party may renew or extend this Note, release any guarantor hereof or waive or modify any provision hereof, without affecting the obligations of Debtor, except as may be specifically set forth in such renewal, extension, release, waiver or modification.

All payments received by Secured Party in respect hereof shall be applied, first, to any charges then owing hereon, next, to accrued interest and then, to principal. Secured Party may assess Debtor a charge for any remittance that is dishonored.

This Note shall in all respects be governed by and construed in accordance with the laws of Nevada, including all matters of construction, validity and performance. The parties agree to submit to the exclusive jurisdiction of the state or federal courts located in the State of Nevada; any suit or other proceeding brought by either party to enforce or construe this Agreement, or to determine matters relating to the Collateral or the relationship between the parties hereto shall be brought only in the state or federal courts in Nevada. This Note was executed in Nevada and is to be performed in Nevada. The parties hereby waive the right to trial by jury of any matters arising out of this Note, or the conduct of the relationship between Debtor and Secured Party.

This Note and the Security Agreement may not be otherwise modified or changed, in whole or in part, and no right or remedy of Secured Party under this Note or the Security Agreement or under any other agreement may be waived, except in a writing signed by Secured Party. All rights, remedies and benefits of Secured Party hereunder shall inure to the benefit of the holder of this Note. Secured Party may assign this Note and Security Agreement without notice to Debtor; provided, however, that Debtor shall not be in default hereunder as a result of compliance with the terms of the Note and Security Agreement until Debtor has been notified of such assignment in writing.

DEBTOR:

ALLEGIANT AIR, LLC, a Nevada limited-liability company

By:
Name:	Andrew C. Levy
Title:	Authorized Agent

EXHIBIT “B”

Form of Security Agreement

(to be attached)

AIRCRAFT SECURITY AGREEMENT

AIRCRAFT #N860GA

THIS AIRCRAFT SECURITY AGREEMENT (“Agreement”) is made between ALLEGIANT AIR, LLC, a Nevada limited liability company, with its principal executive office located at 3301 North Buffalo Drive, Suite B-9 Las Vegas, Nevada 89129 (‘Debtor”), and BANK OF NEVADA, a bank chartered under the laws of Nevada, with its principal executive office located at 777 N. Rainbow Blvd., Las Vegas, Nevada, 89107 (“Secured Party”), effective as of          , 2008, as the Funding Date for the amount of TWO MILLION EIGHT HUNDRED NINETY FIVE THOUSAND AND NO/100 DOLLARS ($2,895,000.00), as set forth in the corresponding Promissory Note.

1.         Background. Secured Party and Debtor will have simultaneously herewith entered into a Promissory Note (“860 Note”), evidencing the loan made by Secured Party with respect to the Collateral hereunder. As a condition to and in consideration of its loan to Debtor under the Note, Secured Party requires Debtor to grant a security interest in the “Collateral” described herein to secure Debtor’s payment and performance of all its obligations under the Note. This Security Agreement has been entered into pursuant to that certain Master Loan Agreement dated as of                 , 2008, between Secured Party and Debtor (“Loan Agreement”). All of the Promissory Notes issued by Debtor under the Loan Agreement are hereinafter referred to as the “Loan Notes”.

2.         Grant of Security Interest. For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Debtor hereby grants to Secured Party a security interest in the “Collateral” described in Section 3 to secure all of Debtor’s obligations (including without limitation all payment obligations) under the Loan Notes and all other obligations and liabilities of Debtor to Secured Party arising in connection with the Loan Notes and/or the Loan Agreement, hereinafter together with this Security Agreement collectively referred to as the “Debt Documents,” for which Debtor is now or may hereafter become liable in any manner, whether such obligations arise under the Loan Notes or otherwise, and whether primary or secondary, direct or indirect, contingent or absolute, and howsoever arising, including without limitation, all costs and expenses incurred in connection with the Loan Notes or in the protection or maintenance of the Collateral or in the enforcement of this Security Agreement, including without limitation, court costs and attorneys’ fees and expenses.

3.         Collateral. The Collateral serving as “Collateral” and subject to the above security interest shall consist of one aircraft (“Aircraft”) along with the aircraft engines (“Engines”), Parts, appurtenances and other personal property as more fully described in Exhibit “A” attached hereto, together with all attachments, replacements, parts, substitutions, additions, repairs, accessions and accessories incorporated therein or affixed thereto, and all rights and services related thereto, all records, logs, manuals, data, inspection, modification and overhaul records and all maintenance and inspection programs required to be maintained with respect to the personal property under applicable rules and regulations of the FAA, and all other documents at any time maintained with respect to such personal property and to the extent not listed above as original collateral, rebates, refunds, remittances, proceeds (including insurance proceeds), and income of the foregoing (“Collateral”).

At any time during the term of this Agreement, the Debtor shall have the right to substitute an equivalent Engine with a value and utility of at least the value and utility of the Engine sought to be replaced (assuming the Engine to be replaced is in a condition at least as favorable as required by this Agreement). The term “Engine” shall refer to any Replacement Engine substituted for an Engine in accordance with this Section 3, but shall not include any Engine that has been substituted with a Replacement Engine. In order to effect a substitution of an Engine, the Debtor shall comply with the following:

(a)       Casualty Occurrence with Respect to an Engine. Upon a Casualty Occurrence with respect to an Engine, Debtor shall give Secured Party prompt written notice thereof and shall, within forty-five (45) days after such occurrence, grant to Secured Party, as replacement for the Engine suffering a Casualty Occurrence, a first- priority perfected security interest in a Replacement Engine.

Upon full compliance by Debtor with the terms of this subsection and subsection (d), Secured Party will release the lien of this Security Agreement with respect to the Engine (and related Collateral) which suffered the Casualty Occurrence.

(b)       Engine Replacement. The Debtor shall have the option, at any time, on at least ten (10) Business Days’ prior written notice to the Secured Party, to substitute a Replacement Engine for an Engine, subject to (i) advance notice to the Secured Party; (ii) compliance with the terms and conditions set forth at subsection (d); and (iii) the additional requirement that such Replacement Engine shall be of the same or better value utility of the Engine being replaced. Upon full compliance by Debtor with the terms of this paragraph, Secured Party will release the lien of this Security Agreement with respect to the Engine (and related Collateral) being replaced.

(c)       CRAF Program Requisitioned Engine. If the Engine is requisitioned for use pursuant to the CRAF Program and/or CRAF Program activation, the Engine being requisitioned shall be substituted by a Replacement Engine as Collateral, and Secured Party shall release its lien on the Engine pursuant to the terms and conditions set forth at subsection (d) below. In addition, the Replacement Engine shall be of the same or better value utility of the Engine being replaced.

(d)       Lien Release on Engine. Secured Party shall release its lien on the Engine (and related Collateral) after a Casualty Occurrence or upon replacement of an Engine, provided each Replacement Engine is: (i) free of all liens other than Permitted Liens; (ii) in as good an operating condition as the Engine being replaced, assuming the Engine being replaced was in the condition and repair required by the terms hereof immediately prior to the Casualty Occurrence or replacement and (iii) Secured Party receives a Security Agreement Supplement (a “Supplement”‘) in the form attached as Exhibit “B” hereto certifying that the Replacement Engine satisfies all of the requirements set forth in the Supplement. In addition, prior to such release, Debtor, at its own expense, will promptly (x) take any and all actions necessary to cause such Replacement Engine to become subject to the lien of this Security Agreement; (y) furnish Secured Party with such evidence of title to such Replacement Engine and of compliance with the insurance provisions of Section 4h hereof with respect to such Replacement Engine as Secured Party may reasonably request; and (z) furnish Secured Party such other documents as the Secured Party may reasonably request in connection with the consummation of the transactions contemplated by this Section 3, in each case in form and substance reasonably satisfactory to Secured Party. If Debtor is in breach of any provision in the Debt Documents, Secured Party shall have no obligation to release its lien on an Engine until the breach has been cured.

Secured Party shall have the right to inspect the Replacement Engine records to determine whether the Replacement Engine complies with the conditions for release of its lien as stated above. No inspection shall interfere with the operation of the Engine in the Debtor’s business unless Debtor or its lessee fails to cooperate with Secured Party to access the Engine records.

(d)       Additional Definitions. For purposes of this Agreement, the following terms will have the meanings indicated:

“Airframe” means the airframe described on Exhibit “A” but not including any Engine installed thereon, but including any and all Parts incorporated on or installed on or attached to the Airframe.

“Parts” means any and all appliances, parts, systems, components, assemblies, rotables, life limited parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature used in connection with the Engine.

A “Casualty Occurrence” or “Casualty Loss” shall mean any of the following events with respect to an Aircraft or an Engine constituting part of the Collateral:

(a)       loss of such property or its use due to theft or disappearance for a period in excess of sixty (60) consecutive days or destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use by Debtor for any reason whatsoever;

(b)       any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss or on the basis of an actual, arranged or constructive total loss; or

(c)       the confiscation, appropriation or seizure of, or requisition of title to such property, or the use of such property by or on the authority of any governmental entity (other than a requisition or activation under CRAF) which in any such case shall have resulted in the loss of possession thereof by Debtor for a period in excess of sixty (60) consecutive days (or for such shorter period ending on the date which is seven (7) days from the date of receipt of an insurance settlement with respect to such property on the basis of a total loss).

“Permitted Liens” shall mean (i) the lien created by this Security Agreement; (ii) liens for taxes either not yet due or being contested in good faith and so long as adequate reserves are maintained with respect to such liens and the Collateral is not in material danger of being lost, sold, confiscated, forfeited or seized as a result of such lien; (iii) inchoate material person’s, mechanics’, worker’s, repairer’s, employees’ or other like liens arising in the ordinary course of business and not delinquent or such liens being contested in good faith by Debtor so long as the Aircraft is not in material danger of being lost, sold, confiscated, forfeited or seized as a result of such lien; (iv) liens arising out of any judgment or award unless the judgment secured shall not, within sixty (60) days of the entry thereof, have been discharged or vacated or execution thereof stayed pending appeal or shall not have been discharged, vacated or released within sixty (60) days after execution of such stay; (v) rights of others under any arrangements to the extent expressly permitted under this Security Agreement, and (vi) any other lien with respect to which Debtor shall have provided security in form and amount adequate in the reasonable opinion of the Secured Party.

A “Replacement Engine” shall mean an engine of the same manufacturer and model, or an improved model, as an Engine replaced and that such Replacement Engine shall have equal or greater expected life remaining to the next scheduled overhaul as the Engine being replaced.

“CRAF Program” means the Civil Reserve Air Fleet Program established pursuant to 10 U.S.C. § 9511-13 or any similar substitute program.

No reference to “proceeds” in this Security Agreement authorizes any sale, transfer, or other disposition of the Collateral by Debtor.

4.         Representations, Warranties and Covenants. Debtor represents, warrants and covenants with Secured Party, on a continuing basis, as follows:

(a)       Title. Debtor is the absolute owner with full right and interest in the Collateral, which is free and clear of any and all liens, claims and encumbrances, except for Permitted Liens or any lease of the Collateral entered into in accordance with the terms of this Agreement. Debtor has full power and authority to grant a security interest in the Collateral and agrees to defend its title and ownership of the Collateral against all other persons who may claim an interest in it;

(b)       No Other Security Interests Outstanding or other FAA, IRMA or UCC Filings. There are no security interests (including filed financing statements or liens or other interests filed with the Federal Aviation Administration (“FAA”) or the International Registry of Mobile Assets (“IRMA”), liens, claims or other encumbrances against the Collateral other than created hereby or any lease of the Collateral entered into in accordance with the terms of this Agreement. During the course of this Security

Agreement and as long as any Debtor obligations under the 860 Note remains outstanding, (i) Debtor will not grant or permit a security interest in the Collateral other than the security interest created hereunder or permitted hereby, (ii) Debtor will keep the Collateral free from any and all liens, claims and encumbrances, other than any lease of the Collateral entered into in accordance with the terms of this Agreement and other than Permitted Liens and (iii) Debtor will not file any corrective or termination statement with respect to any FAA or IRMA filings or UCC financing statements recorded by Secured Party or its assigns;

(c)       No Sale or Disposition of Collateral. Other than a lease permitted under Section 11 hereof, Debtor will not assign, transfer, discount, sell, license, offer for sale, or otherwise dispose of the Collateral or any interest therein without the prior written consent of Secured Party or without providing substitute Collateral in accordance with Section 3 hereof;

(d)       Uses of Collateral. Debtor shall at all times keep the Collateral in its sole possession and control, except as permitted by Secured Party or except for any lease entered into in accordance with the terms of this Agreement, and in connection with inspections, repairs or modifications by authorized, competent and duly qualified third parties, and shall cause the Collateral to be installed, used and operated only on airframes that are duly registered with the FAA (if in the United States) or other governing authority with jurisdiction over the Collateral. Debtor shall cause the Collateral to be installed, used, operated and removed (i) in accordance with applicable manufacturer’s manuals or instructions; (ii) by competent and duly qualified personnel only; (iii) in accordance with applicable governmental regulations; and (iv) in accordance with the provisions of Exhibit “C” attached hereto and made a part hereof by reference. Debtor may only make and remove alterations, attachments or improvements to the Collateral in accordance with the provisions of Exhibit “C”;

At all times when in use, the Collateral, if it includes or consists of engines, propellers or blades, will be placed on aircraft that are operated only by duly-qualified, currently certificated pilots having at least the minimum total pilot hours required by Debtor’s insurance carriers (if applicable), and with such certification by the FAA (if operated in the United States), and shall not be used for the carriage or the transport of contraband. At all times when in use, the Collateral, if it includes or consists of aircraft, will only be operated by duly-qualified, currently certificated pilots having at least the minimum total pilot hours required by Debtor’s insurance carriers (if applicable), with such certification by the FAA, and shall not be used for the carriage or the transport of contraband.

(e)       Adherence to Legal and Other Requirements. Debtor shall at all times comply with all statutes, laws, rules, ordinances, regulations, orders and directives and mandatory standards issued by any governmental agency applicable to the Collateral and in compliance with any airworthiness certificate, Airworthiness Directive, license or registration relating to the Collateral issued by any applicable agency, as well as with all manufacturers’ instructions and warranty requirements, and with the conditions and requirements of all policies of insurance with respect to the Collateral and the Debt

Documents. Debtor shall continue to be the entity duly registered with the FAA under the Transportation Code and with the IRMA for each item of Collateral;

(f)        Maintenance of Collateral. Debtor shall, at its own expense, or require its lessee under Section 11 to, comply in all respects with the maintenance and repair provisions set forth in Exhibit “C” hereto;

(g)       Taxes and Fees. Debtor shall pay promptly when due all taxes, fees and assessments on or with respect to the Collateral (such as registration and license fees and assessments, sales and use taxes, and personal property taxes). In addition, Debtor shall pay all penalties and interest resulting from its failure to pay any taxes or fees when due. Should Debtor fail to make all payments when due, Secured Party may at its option (although it is not required to do so) pay or discharge the same. Any such payment shall become an obligation of Debtor secured by the Collateral;

(h)       Insurance. Debtor shall, or require its lessee under Section 11 to, obtain and maintain for the entire time this Security Agreement is in effect, at its own expense (as primary insurance for Debtor and Secured Party), with insurers of recognized reputation and responsibility and in form customary in the airline industry and reasonably acceptable to Secured Party, comprehensive airline and general liability (including, without limitation, contractual, bodily injury, passenger, third-party liability and property damage liability) insurance (exclusive of manufacturer’s product liability insurance) covering operation of the Collateral, in an amount not less than $500,000,000 per occurrence. In addition, Debtor shall, or require its lessee under Section 11 to, at all times maintain war risk (aviation liability) insurance of the scope at least as comprehensive as covered by AVN 52D (or its equivalent) as in effect on the date of the Loan Agreement, in an amount (taking into consideration any insurance or indemnification provided by the United States government or any agency or instrumentality thereof the obligations of which are supported by the full faith and credit of the United States government) not less than $500,000,000 per occurrence.’ In addition, such insurance shall be at least of a scope and coverage (except as to dollar requirements) (i) as Debtor carries on the operation of its other property similar to the Collateral and (ii) as is customarily carried by United States based air carriers engaged in the same or similar business, similarly situated with Debtor and operating property that is similar to the Collateral.

Debtor shall also, or require its lessee under Section 11 to, obtain and maintain for the entire time the Security Agreement is in effect, at its own expense (as primary insurance for Secured Party and Debtor), with insurers of recognized reputation and

(1) For the avoidance of doubt, AVN 52D provides insurance against the following risks: (1) war, invasion, acts of foreign enemies (whether war be declared or not), civil war, rebellion, revolution, insurrection, martial law, military or usurped power, or attempts at usurpation of power, (2) strikes, riots, civil commotions or labor disturbances, (3) any act of one or more persons, whether or not agents of a sovereign power, for political or terrorist purposes and whether or not the loss or damage resulting therefrom is accidental or intentional, (4) any malicious act or act of sabotage, (5) confiscation, nationalization, seizure, restraint, detention, appropriation, requisition for title or use by or under the order of any government (whether civil, military or de facto) or public or local authority, and (6) hi-jacking or any unlawful seizure or wrongful exercise of control of the Collateral or crew in flight (including any attempt at such seizure or control) made by any person or persons on board the Collateral or, if the Collateral consists of or includes engines and/or propellers, the airframe to which the Collateral is attached, acting without the consent of the insured.

responsibility and in form customary in the airline industry and reasonably acceptable to Secured Party, all-risk ground, taxiing and flight aircraft hull insurance covering the Collateral and, if the Collateral consists of or includes engines and/or propellers (including blades), shall also cover the Collateral while on an airframe or removed therefrom, whether temporarily or otherwise, and fire and explosion coverage, ingestion and lightning and electrical damage, and extended coverage and all-risk property damage insurance, including fire and transit, covering the Collateral; provided, however, that the amount of such insurance against loss or damage to the Collateral shall be equal to or greater than the fair market value of the Collateral. In addition, such insurance shall be at least of a scope and coverage (except as to dollar requirements) (i) as Debtor carries on the majority of its other property similar to the Collateral and (ii) as is customarily carried by United States based air carriers engaged in the same or similar business, similarly situated with Debtor and operating property that is similar to the Collateral. Further, Debtor shall, or require its lessee under Section 11 to, at all times maintain or cause to be maintained war risk hull and governmental confiscation insurance providing insurance against the following risks: (1) strikes, riots, civil commotions or labor disturbances, (2) any malicious act or act of sabotage and (3) hi-jacking or any unlawful seizure or wrongful exercise of control of the Collateral or crew in flight (including any attempt at such seizure or control) made by any person or persons on board the Collateral or, if the Collateral consists of or includes engines and/or propellers, the airframe to which the Collateral is attached, without the consent of the insured. Such insurance described in the immediately preceding sentence shall be in an amount (taking into consideration any insurance or indemnification provided by the United States government or any agency or instrumentality thereof the obligations of which are supported by the full faith and credit of the United States government) not less than the amount set forth in Exhibit “D” to this Security Agreement.

Each of the foregoing insurance policies shall name Debtor as insured and Secured Party and its assignees as additional insureds and loss payees thereof, shall contain cross-liability endorsements, shall contain a clause requiring the insurer to give Secured Party and its assignees at least thirty (30) days prior written notice of any material alteration in the terms of such policy or of the cancellation thereof, and shall be in full force and effect throughout any geographical areas at any time traversed by the Collateral. Debtor shall furnish to Secured Party certificates of insurance and letters from a reputable and recognized aviation insurance broker to the effect that Debtor’s or lessee’s insurance coverage comply with the terms of this Security Agreement; provided, however, that Secured Party shall be under no duty either to ascertain the existence of or to examine such insurance policies or to advise Debtor in the event such insurance coverage shall not comply with the requirements hereof. All insurance covering loss or damage to the Collateral shall (i) contain a breach of warranty clause reasonably satisfactory to Secured Party; (ii) provide that the additional insureds shall have no liability for premiums, commissions, calls, assessments or advances or other charge with respect to such policies; (iii) provide that it is primary without right of contribution; (iv) provide that in respect of the respective interest of each additional insured in such policies, the insurance shall not be invalidated by any action or inaction of Debtor, any lessee, or any other person or entity; (v) provide that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured;

(vi) be payable in United States dollars; and (vii) provide that (1) in the event of a Casualty Loss and on the condition that no Event of Default shall have occurred and be continuing, the proceeds shall be paid first to Secured Party, to be applied against all of the Debtor’s obligations due and owing under the 860 Note given with respect to the Collateral suffering the Casualty Loss, with the excess being payable to the Debtor, unless the Casualty Loss relates to an Engine and Debtor elects to substitute a Replacement Engine as provided in Section 3, whereupon the proceeds shall be paid to Debtor; (2) in the event of an insured loss that does not constitute a Casualty Loss, there is no existing Event of Default then outstanding and if Debtor provides to Secured Party evidence reasonably satisfactory to the Secured Party that the damage giving rise to such payment has been repaired or that such insurance proceeds shall be used to pay for repairs then being made or to be made, then the proceeds shall be paid to Debtor or at Debtor’s direction, otherwise the proceeds shall be paid to Secured Party to be applied against all of the Debtor’s obligations due and owing under the 860 Note given with respect to the Collateral suffering the Casualty Loss with any excess insurance proceeds payable to the Debtor; and (3) in the event of a Casualty Loss or an insured loss while an Event of Default shall have occurred and be continuing, the proceeds shall be payable to Secured Party to be applied against all of the Debtor’s obligations under the 860 Note with respect to such Collateral with any excess being payable to Debtor. Debtor may maintain reasonable deductibles with respect to the insurance required hereunder.

(i)        Loan Notes. So long as this Security Agreement remains in effect, Debtor shall be liable under this Security Agreement for all of its obligations under the Loan Notes. Breach of any of Debtor’s obligations under any of the Loan Notes shall constitute a breach of this Security Agreement;

(j)        Possession and Location of Collateral. Debtor or its lessee under any lease entered into in accordance with this Agreement shall, at all times, retain sole possession and control of the Collateral, headquartered at the location shown on Exhibit “E” (or amendment thereto in connection with the lease of the Collateral or otherwise), and all records, logs, manuals, data, inspection, modification and overhaul records shall be kept at Debtor’s or such lessee’s chief executive offices. Notwithstanding the foregoing, Debtor or lessee may operate the Collateral in connection with its business and may also temporarily move the Collateral to other locations for repair or maintenance provided Debtor furnishes Secured Party with a reasonably-detailed list of such repair locations within ten (10) days of Secured Party’s reasonable request therefor;

(k)       Personal Property. Any and all Collateral which is personal property shall remain personal property at all times. Debtor shall not affix any of the personal property to any real property in any manner which would change its nature to a fixture; and

(1)       Location, State of Incorporation and Name of Debtor. Debtor’s full and exact legal name, state of organization and correct and current chief executive office are as listed in the heading or introductory paragraph of this Security Agreement.

5.         Financing Statement and Other Documents. Debtor authorizes Secured Party to file one or more financing statements, IRMA registrations and FAA filings describing the Collateral, and to take any and all actions which Secured Party deems necessary or advisable in order to perfect Secured Party’s interest in the Collateral. Debtor agrees to execute any additional documents, and to take any further actions, reasonably requested by Secured Party to evidence or perfect the first priority of the security interest granted to Secured Party by this Security Agreement.

6.         Inspection and Appraisal of the Collateral. Secured Party, its assigns and agents shall have free access to the Collateral at all reasonable times during normal business hours for the purpose of inspecting the Collateral and for any other purpose contemplated in this Security Agreement; provided, however, that no inspection shall interfere with the operation of the Collateral in the Debtor’s or its lessee’s business unless Debtor or a lessee fails to cooperate with Secured Party for access to the records for the Collateral.

7.         Default. The occurrence of an Event of Default under the Loan Agreement shall constitute an Event of Default under this Agreement.

8.         Remedies. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of the default, Secured Party may, with or without giving notice to Debtor and with or without canceling this Security Agreement and the Loan Notes, do any one or more of the following:

(a)       Enforcement. Enforce this Security Agreement, the Loan Agreement and the Loan Notes according to their respective terms;

(b)       Cure. Advance funds on Debtor’s behalf to cure the Event of Default, whereupon Debtor shall immediately reimburse Secured Party therefor, together with interest accrued thereon;

(c)       Additional Collateral. Request additional collateral to secure the Loan Notes;

(d)       Acceleration. Accelerate all obligations due and payable under the Loan Notes, and declare the Loan Notes immediately due and payable;

(e)       File Suit and Obtain Judgment. File suit and obtain monetary judgment and, in conjunction with any action, seek any ancillary remedies provided by law, including levy of attachment or garnishment;

(f)        Take Possession. Without notice to Debtor, repossess the Collateral wherever found, with or without legal process, and for this purpose Debtor grants to Secured Party and/or its agents or assigns the right to enter upon any premises of or under the control or jurisdiction of Debtor or any agent of Debtor, without liability for suit, action or other proceeding by Debtor (any damages occasioned by such repossession being hereby expressly waived by Debtor) and remove the Collateral therefrom; Debtor further agrees, on demand, to assemble any or all of the Collateral and make it available to Secured Party at a place to be designated by Secured Party, all at Debtor’s expense;

(g)       Sell, Lease or other Disposition. In its sole discretion, sell, lease or otherwise dispose of any or all of the Collateral, whether or not in Secured Party’s possession and free and clear of any right or interest Debtor has, in a commercially reasonable manner at public or private sale with notice to Debtor (the parties agreeing that ten (10) days’ prior written notice shall constitute adequate notice of such sale), and apply the net proceeds of any such disposition, after deducting all costs (including attorneys’ fees and expenses) incurred by Secured Parry in connection with such default to the obligations of Debtor hereunder and under the Loan Notes, or propose to retain any or all of the Collateral in full or partial satisfaction, as the case may be, with Debtor remaining liable for any deficiency. The sale, lease or other disposition may, at Secured Party’s sole option, be conducted at Debtor’s premises.

With respect to any exercise by Secured Party of its right to recover and/or dispose of any Collateral securing Debtor’s obligations, Debtor acknowledges and agrees as follows: (i) Secured Party shall have no obligation, subject to the requirements of commercial reasonableness, to clean-up, repair or otherwise prepare the Collateral for disposition; (ii) Secured Party may comply with any applicable State or Federal law requirements in connection with any disposition of the Collateral, and any actions taken in connection therewith shall not be deemed to have adversely affected the commercial reasonableness of any disposition of such Collateral; (iii) Secured Party may specifically disclaim any warranties of title or the like with respect to the disposition of the Collateral; (iv) if Secured Party purchases any of the Collateral, Secured Party may pay for the same by crediting some or all of Debtor’s obligations under this Security Agreement and the Loan Notes; and (v) no right or remedy referred to in this Section is intended to be exclusive, but each shall be cumulative and shall be in addition to any other remedy referred to above or otherwise available at law or in equity, and may be exercised concurrently or separately from time to time.

The rights and remedies afforded Secured Party hereunder shall not be deemed to be exclusive, but shall be in addition to any rights or remedies provided by law. Secured Party’s failure promptly to enforce any right or remedy hereunder shall not operate as a waiver of such right or remedy, and Secured Party’s waiver of any default shall not constitute a waiver of any subsequent or other default. Secured Party may accept late payments or partial payments of amounts due under the Loan Notes and may delay enforcing any of Secured Party’s rights or remedies hereunder without losing or waiving any of Secured Party’s rights or remedies. Except as expressly provided in this Security Agreement, Debtor waives any notice of Secured Party’s notice of nonpayment, presentment, notice of dishonor, or any other notice.

Secured Party shall also have and enjoy all rights and remedies provided at law or in equity, including without limitation those provided to secured parties under the Uniform

Commercial Code (“UCC”), to collect, enforce or satisfy any obligations of Debtor then owing, whether by acceleration or otherwise.

Notwithstanding the foregoing, in the event Secured Party is fully compensated for all amounts due under the Debt Documents, including all fees of collection, through the exercise of any or all of the foregoing remedies, any excess amounts obtained by Secured Party through such collection efforts shall inure to the benefit of and shall be paid to Debtor or as directed by Debtor.

9.         Costs and Attorneys’ Fees. Debtor shall be liable for and shall pay to Secured Party all of Secured Party’s costs and expenses incurred in enforcing its rights and remedies under this Security Agreement after an Event of Default with regard to the Collateral, including without limitation its court costs and reasonable attorney’s fees and expenses. Secured Party shall be entitled to recover from Debtor all reasonable costs and expenses incurred by Secured Party after an Event of Default in: (i) the repossession, recovery, storage, repair, sale, insuring, lease or other disposition of the Collateral, (ii) other pre-judgment and post-judgment enforcement related actions taken by Secured Party, and (iii) any actions taken by Secured Party in a bankruptcy proceeding involving Debtor or the Collateral. Costs and expenses include, without limitation, reasonable attorneys’ fees and costs incurred in connection therewith or otherwise resulting or arising from Debtor’s or any guarantor’s default, plus interest on all of the above until paid (before and after judgment) at the lesser of the default interest rate under the 860 Note or the highest rate permitted by law.

10.       Assignment. Secured Party may assign or transfer its rights and interests in the Debt Documents or the Collateral to its assignee either outright or as security for a loan or loans. Upon notice of any such assignment and instructions from Secured Party, Debtor shall make its payments and perform its other obligations under the Debt Documents to Secured Party’s assignee (or to another party designated by Secured Party’s assignee). Secured Party’s assignee shall have all of the rights but none of the obligations of Secured Party under this Security Agreement and the Loan Notes assigned, and after such assignment Secured Party shall continue to be responsible for all of its obligations. Debtor shall provide Secured Party with a copy of any notices sent by Debtor to any assignee of Secured Party under this Security Agreement.

Upon any such assignment, Debtor agrees to promptly execute or otherwise authenticate and deliver to Secured Party all documents requested by Secured Party which acknowledge the assignment and which may be required to effect the underwriting. Debtor authorizes Secured Party’s assigns to file UCC-1 financing statements, and other filings and registrations with the IRMA, the FAA and otherwise to protect its interest. Secured Party’s assigns are authorized to take any measures necessary to protect their interest in the Collateral in accordance with the terms of the Debt Documents.

11.       Lease of Collateral. Debtor is prohibited from entering into a lease for any of the Collateral unless: (i) Debtor has provided documentation reasonably satisfactory to the Secured Party that the lessee will operate the Collateral in compliance with the terms of this Security Agreement; (ii) Debtor has provided documentation reasonably satisfactory to the Secured Party that the lessee acknowledges the Secured Party’s priority security interest in the Collateral; and (iii) the lessee has received written notice from Debtor that the lease shall be assigned to Secured Party. With respect to any such lease, Debtor shall grant and assign to Secured Party, and no other person, a security interest in the lease between Debtor and lessee. Any interest Debtor may have in the lease is hereby assigned to Secured Party as part of the Collateral. Secured Party reserves the right, upon an Event of Default by Debtor under the Debt Documents, to obtain lease payments directly from the lessee. If there is a conflict between a provision in the Debt Documents and a provision in a lease, the provision in the Debt Documents control.

12.       Term. This Security Agreement is a continuing agreement, and to the extent allowed by applicable law all rights, remedies and powers of Secured Party hereunder shall apply to all past, present and future obligations of Debtor under the Loan Notes, notwithstanding the bankruptcy, dissolution or insolvency of Debtor, and, subject to the following paragraph, shall continue in full force and effect until all obligations of Debtor under the Loan Notes have been paid, performed and satisfied in full, notwithstanding any termination of the Loan Notes. The power of sale and other rights and remedies granted to Secured Party hereunder may be exercised even though any remedies of Secured Party under the Loan Notes may be barred for whatever reason.

Notwithstanding anything to the contrary, so long as Debtor is not in default under this Security Agreement or other Debt Documents, the Secured Party shall release its security interest in the Collateral under this Security Agreement upon Debtor’s satisfaction in full of all amounts owing under the 860 Note issued with respect to such Collateral. In such event, this Security Agreement shall terminate, and the Collateral hereunder shall no longer serve as security for the unpaid Loan Notes.

13.       Notices. Any notices or demands required to be given herein shall be in writing and addressed to the other party at the address herein or such other address provided by written notice and shall be effective (i) upon the next business day if sent by guaranteed overnight express service (such as Federal Express); (ii) on the same day if personally delivered; or (iii) three days after mailing if sent by certified or registered U.S. mail, postage prepaid.

14.       Governing Law; Waiver of Trial by Jury. This Security Agreement shall in all respects be governed by and construed in accordance with the laws of Nevada, including all matters of construction, validity and performance. The parties agree to submit to the exclusive jurisdiction of Nevada; any suit or other proceeding brought by either party to enforce or construe this Security Agreement, or to determine matters relating to the Collateral or the relationship between the parties hereto shall be brought only in the state or federal courts in Nevada. This Security Agreement was executed in Nevada and is to be performed in Nevada. THE PARTIES HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS SECURITY AGREEMENT, ANY OTHER DEBT DOCUMENT, THE COLLATERAL

OR THE CONDUCT OF OR RELATIONSHIP BETWEEN DEBTOR AND SECURED PARTY.

15.       Risk of Loss. Debtor assumes and shall bear all risk of loss for theft, damage, non-delivery or destruction to the Collateral (hereafter, such loss, damage, non-delivery or destruction to the Property shall be referred to as a “Casualty”), howsoever caused.

In the event of a Casualty to the Collateral (or any part thereof) and irrespective of payment from any insurance coverage maintained by Debtor, but applying full credit therefor, Debtor shall at its option, (a) place the Collateral in good repair, condition and working order; or (b) if the Collateral suffering a Casualty is an Engine, replace the Collateral as provided in Section 3; or (c) pay to Secured Party the total due under the 860 Note and this Security Agreement for such Collateral, less the insurance proceeds relating thereto, if any.

Debtor shall notify Secured Party within ten (10) days of the actual date of the Casualty that a Casualty has occurred; Debtor will notify Secured Party of its election of either option (a), (b) or (c), as set forth above, within thirty (30) days following the actual date of the Casualty. Debtor will then fully perform the repair, replacement or payment within sixty (60) days of the date of the Casualty.

16.       CRAF PROGRAM

(a)       Notwithstanding any of the provisions of this Agreement or any other Debt Document, Debtor may transfer possession of the Collateral to the United States of America or any instrumentality or agency thereof as part of the CRAF Program. Debtor will promptly notify Secured Party in writing in the event of the requisition for use of the Collateral under a CRAF Program activation by the U.S. Government. All of Debtor’s obligations under the Debt Documents will continue to the same extent as if such requisition had not occurred. Any provisions of the Debt Documents to the contrary notwithstanding, if there is a requisition for use of the Engine pursuant to the CRAF Program and/or CRAF Program activation, Secured Party agrees that the insurance the Debtor is required to maintain pursuant to terms hereof, so long as the requisitioned Collateral remains Collateral, may be supplemented or replaced by insurances provided under Title XIII of the Federal Aviation Act of 1958, and /or U.S. government indemnification (which Title XIII insurances and indemnification will be, as to the Collateral, in an amount not less than 110% of the balance of the promissory note signed in connection with such Collateral and, as to all other insurances, in amounts not less than those required by the terms of the Loan Agreement); provided, however, that Debtor will remain responsible for full compliance with all the provisions of the Debt Documents, to the extent Title XIII and/or the U.S. Government indemnification do not satisfy Debtor’s obligations under the Loan Documents.

(b)       If there is a requisition for use of the Collateral pursuant to the CRAF Program and/or CRAF Program activation, there will be no limitation on the geographic area in which the Collateral may be operated so long as taken as a whole, Debtor’s insurance, the Title XIII insurance and/or the indemnification provided by the U.S. Government shall fully cover (without any geographic exclusions) the insurance requirements set forth herein.

(c)       If an Event of Default occurs and Secured Party elects to pursue its remedies in accordance with the provisions of this Agreement to repossess the Collateral, Secured Party will so notify the U.S. Government by sending a written communication with a copy to Debtor as follows:

Headquarters Air Mobility command

AMC Contracting Office – XOKA

Scott Air Force Base, Illinois 62225-5007

(d)       So long as no Event of Default has occurred and is continuing, all payments received by Secured Party or Debtor from any governmental entity in connection with the requisition of the Collateral under the CRAF Program (except payments on account of an Event of Loss relating to the Collateral) will be paid over to or retained by Debtor. If an Event of Default has occurred and is continuing, Secured Party may direct the governmental entity to make all payments to Secured Party and all payments received by Secured Party or Debtor from such governmental entity in connection with the requisition of the Collateral under the CRAF Program may be used by Secured Party and applied to the Debtor’s obligations in accordance with the terms of the Loan Documents.

17.       Indemnification. Debtor shall indemnify and hold Secured Party harmless from and against any and all third party claims (including without limitation, negligence, tort and strict liability), damages, adjustments, suits, administrative and legal proceedings, and any and all costs and expenses in connection therewith (including attorneys’ fees and expenses incurred by Secured Party) arising out of or in any manner connected with or resulting from this Security Agreement or the Collateral, except such claims relating to Debtor’s enforcement of this Security Agreement against Secured Party. Debtor agrees to give Secured Party prompt notice of any such claim or liability. Secured Party for purposes of this paragraph includes Secured Party, its successors and assigns, shareholders, members, owners, partners, directors, officers, representatives and agents, and the provisions of this paragraph shall survive expiration of this Security Agreement with respect to events occurring prior hereto.

18.       Headings. Section headings used in this Security Agreement are for convenience only and are not a part of this Security Agreement and shall not be used in construing it.

19.       Severability. In the event that any provision of this Security Agreement is found to be unenforceable in any legal proceeding, the remaining provisions shall remain in full force and effect.

20.       Integration and Modification. This Security Agreement together with the Loan Agreement and the Loan Notes referred to herein constitute the entire agreement of Debtor and Secured Party concerning its subject matter. This Security Agreement may not be amended or modified except by a written amendment signed by a duly authorized representative of each party, but no such amendment or modification needs further consideration to be binding. The parties have signed this Security Agreement as of the day and year written below.

Dated:                   , 2008

DEBTOR:		SECURED PARTY:

ALLEGIANT AIR, LLC		BANK OF NEVADA

By:		By:
Name:	Andrew C. Levy	Name:
Title:	Authorized Agent	Title:

EXHIBIT “C”

Form of Guaranty

(to be attached)

GUARANTY AGREEMENT

THIS GUARANTY is made, as of                 , 2008, by ALLEGIANT TRAVEL COMPANY, a Nevada corporation, of 3301 North Buffalo Drive, Suite B-9, Las Vegas, NV 89129 (“Guarantor”) to BANK OF NEVADA of 777 N. Rainbow Blvd., Las Vegas, Nevada, 89107 (“Secured Party”) and its assigns on behalf of ALLEGIANT AIR, LLC, a Nevada limited-liability company, of 3301 North Buffalo Drive, Suite B-9, Las Vegas, NV 89129 (“Debtor”).

R E C I T A L S:

A.       Secured Party and Debtor have entered or intend to enter into a Master Loan Agreement (“Loan Agreement”), which includes all riders, amendments, supplements or other attachments now or hereafter executed in connection therewith. (Terms used herein as defined terms shall have the meaning given to such terms in the Loan Agreement.) In connection with the Loan Agreement, Secured Party and Debtor have or intend to enter into one or more Security Agreements along with corresponding Notes for the purpose of financing the property listed in each Security Agreement. Each Security Agreement shall incorporate the terms and conditions of the Loan Agreement and, along with the corresponding Note, shall constitute a separate and independent Loan for the property listed in each Security Agreement. Each Security Agreement and its corresponding Note shall be referred to herein as “Loan.”

B.        As a condition to Secured Party’s execution of one or more Loans with Debtor, Secured Party requires Guarantor to guarantee Debtor’s obligations under each Loan.

C.        Guarantor is financially interested in Debtor, and by Secured Party’s execution of each Loan, Guarantor will receive reasonably equivalent value for this Guaranty.

D.        Guarantor is willing to guarantee Debtor’s obligations under each Loan and the corresponding Notes in accordance with the provisions set forth herein.

NOW, THEREFORE, in consideration of the premises and as an inducement to Secured Party to enter into each Loan with Debtor, Guarantor represents, warrants and agrees as follows:

1.         Guaranty. Guarantor hereby unconditionally guarantees the full, complete and prompt payment, performance and observance of all of Debtor’s obligations under each and every Loan and Note, including without limitation the payment of principal and interest and the payment of all amounts required or provided for under the Loan resulting from Debtor’s breach or non-performance thereof. Guarantor agrees that this is an irrevocable, continuing guaranty and that Guarantor shall perform its obligations hereunder notwithstanding any renewal, extension, modification or discharge of any of Debtor’s obligations under the Loans, the Notes, and the other Debt Documents. This Guaranty shall apply to each Note, Security Agreement, and Debt Document that Debtor executes, and Secured Party shall not be required to notify Guarantor of Debtor’s execution of each such Note, Security Agreement, or Debt Document before, at the time of, or after it is executed and delivered.

2.         Default by Debtor. Guarantor’s obligations hereunder are separate and independent of Debtor’s obligations under any Loan. If an Event of Default shall occur and be continuing under any Loan, Secured Party may pursue its remedies against Debtor and/or proceed directly against Guarantor for the payment, performance or observance of any and all of Debtor’s obligations under any of the Loans, and Guarantor hereby waives any right to require Secured Party: (a) to proceed first or otherwise against Debtor; (b) to proceed against or exhaust any security it may hold; or (c) to pursue any other remedy available to it.

3.         Waiver. Guarantor hereby waives notice of acceptance of this Guaranty by Secured Party and waives presentment, demand for performance, notice of default, protest, notice of protest, notice of dishonor and any other notice otherwise required with respect to Debtor’s failure to perform under any Loan, the Loan Agreement, or any Debt Document. Guarantor also waives any defense or disability available to Debtor which might save or release it from liability including, without limitation, defect in or unenforceability of the Loan Agreement, any Note, any Security Agreement, any Debt Document, or a Loan. No delay on the part of Secured Party in exercising any rights under this Guaranty or failure to exercise the same shall operate as a waiver of such rights. No modification or waiver of the provisions of this Guaranty shall be effective unless in writing signed by Secured Party, and no such waiver shall be applicable and effective except in the specific instance for which it is given.

4.         Authority to Modify Obligations. In accordance with the provisions of the Loan Agreement, each Loan, Note, Security Agreement, and Debt Document, and without causing a release of Guarantor from its obligations hereunder, Secured Party shall be authorized to renew, extend, accelerate or otherwise change the payment schedule or other terms of any Loan; accept partial payments from the Debtor; take and apply any security (if applicable) and exercise any remedy against the Debtor; amend, substitute, waive, subordinate or release any property or additional security or any obligations covered under any Loan; settle, release, compound, compromise, collect or otherwise liquidate the obligations covered under any Loan; and release Debtor from any obligations under any Loan. Secured Party shall not be required to notify Guarantor of any of the foregoing modifications made.

5.         Familiarity with Debtor. Guarantor shall be solely responsible to keep itself informed as to the financial and other condition of Debtor and of all circumstances bearing upon the risk of Debtor’s breach or non-performance of any Loan. Secured Party shall have no duty to advise Guarantor of information known to it regarding Debtor’s condition, financial or otherwise.

6.         Discharge. Nothing shall discharge or satisfy Guarantor’s obligations hereunder except the full payment, performance and observance of all of Debtor’s obligations under each Loan. If any claim is made upon Secured Party at any time for repayment or recovery of any amount(s) or other value received by Secured Party from any sources, in payment of or on account of any of the liabilities of Debtor guaranteed hereunder and Secured Party repays or otherwise becomes liable for all or any part of such claims, for whatever reason, the undersigned shall remain liable to Secured Party hereunder as if such amount(s) had never been received by Secured Party, notwithstanding any termination hereof or the termination of the agreements evidencing any of the liabilities of Secured Party. The terms of this paragraph shall survive the termination of this Guaranty.

7.         Representations and Warranties. Guarantor hereby represents and warrants that this Guaranty is a binding obligation of the Guarantor and is enforceable against Guarantor in accordance with its terms, and that the execution, delivery and performance of this Guaranty has been approved by all necessary corporate action and does not violate or conflict with Guarantor’s articles of organization, bylaws, resolutions or other governing instruments and will not result in a breach of any agreement to which Guarantor is a party.

8.         Financial Statements. Guarantor shall provide to Secured Party a copy of its annual audited financial statements within one hundred twenty (120) days after its fiscal year end, and a copy of its quarterly un-audited financial statements within sixty (60) days after the end of each fiscal quarter.

9.         Applicable Law; Costs of Enforcement. Guarantor agrees that this Guaranty shall be governed by and construed in accordance with the substantive law of the State of Nevada and that jurisdiction of any dispute shall be exclusively in the Nevada state or federal courts. Guarantor submits itself to such jurisdiction. Guarantor agrees that it shall reimburse Secured Party for all costs and expenses incurred by Secured Party in connection with the enforcement of this Guaranty, including without limitation court costs and reasonable attorneys fees.

10.       Assignment. Secured Party may assign this Guaranty to one or more entities without notice to Guarantor, and upon such assignment, the assignee shall be entitled to all of the benefits, rights and remedies of Secured Party, as if no assignment had been made.

11.       Benefit. This Guaranty shall be binding upon the Guarantor, its successors and assigns and shall inure to the benefit of Secured Party, its successors and assigns, including any successor assignees.

12.       Entire Agreement: Modification: Partial Invalidity. This Guaranty represents the entire obligation of Guarantor in favor of Secured Party, and there are no prior or contemporaneous verbal or written modifications to it. This Guaranty shall not be modified or limited except in a writing signed by Secured Party and all parties to be bound. In the event that any provision of this Guaranty shall be held to be invalid or unenforceable, the remaining provisions shall continue in full force and effect.

Dated:        , 2008

GUARANTOR:

ALLEGIANT TRAVEL COMPANY

BY:
Andrew C. Levy, Chief Financial Officer

EXHIBIT “D”

Wire Instructions

[to be added]